EXHIBIT 99.1
Spirit Airlines Reports January 2016 Traffic

MIRAMAR, Fla., (February 9, 2016) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for January 2016.

Traffic (revenue passenger miles) in January 2016 increased 25.8 percent versus January 2015 on a capacity (available seat miles) increase of 26.8 percent. Load factor for January 2016 was 81.7 percent, a decrease of 0.7 percentage points compared to January 2015. Spirit's preliminary systemwide completion factor for January 2016 was 97.2 percent.
The following table summarizes Spirit's traffic results for January 2016 compared to the same period last year.

	January 2016	January 2015	Change
Revenue passenger miles (RPMs) (000)	1,659,836	1,318,954	25.8%
Available seat miles (ASMs) (000)	2,030,954	1,601,228	26.8%
Load factor	81.7%	82.4%	(0.7) pts
Passenger flight segments	1,618,614	1,297,969	24.7%
Average stage length (miles)	1,000	994	0.6%
Total departures	11,901	9,812	21.3%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major US airline, we operate more than 385 daily flights to 56 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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